                     AGREEMENT AND PLAN OF REORGANIZATION

                                by and between

                             VSP HOLDINGS, INC.,

                            VSP HOLDINGS II, INC.,

                            VSP ACQUISITION, INC.,

                        VIVRA SPECIALTY PARTNERS, INC.

                                    and

                            VIVRA INCORPORATED


                           Dated as of May 5, 1997




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                              TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----

ARTICLE I.     THE MERGER                                                    2

      1.01     The Merger                                                    2
      1.02     VHI Acquisition                                               2
      1.03     Closing                                                       2
      1.04     Effective Time                                                2
      1.05     Effect of the Merger                                          2
      1.06     Certificate of Incorporation; Bylaws                          2
      1.07     Directors and Officers                                        2
      1.08     Conversion of Shares                                          3
      1.09     Stock Options                                                 3
      1.10     Dissenting Shares                                             3
      1.11     Surrender of Common Stock and Stock Options                   4
      1.12     Alternative Transaction                                       5
      1.13     Consideration                                                 5

ARTICLE II.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE
               COMPANY                                                       6

      2.01     Corporate Existence                                           6
      2.02     Corporate Power and Authority                                 6
      2.03     Reorganization                                                6
      2.04     Conflicts                                                     7
      2.05     Capitalization                                                7
      2.06     Financial Statements                                          8
      2.07     Properties                                                    8
      2.08     Subsidiaries and Partnerships                                 8
      2.09     Contracts                                                     9
      2.10     Proprietary Rights                                            9
      2.11     Rights to Use Assets and Property                             9
      2.12     Compliance With Laws                                          9
      2.13     Litigation                                                    9
      2.14     Labor Matters                                                 9
      2.15     Absence of Certain Changes                                   10
      2.16     Brokers' Fees                                                10
      2.17     Books and Records                                            10

ARTICLE III.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE
               PARENT                                                       11

      3.01     Corporate Existence                                          11
      3.02     Corporate Power and Authority                                11
      3.03     Conflicts                                                    11

                                       i

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                                                                           PAGE
                                                                           -----

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR,
               ACQUIROR II AND MERGER SUB                                   12

      4.01     Corporate Existence                                          12
      4.02     Corporate Power and Authority                                12
      4.03     Conflicts                                                    12
      4.04     Capitalization                                               13
      4.05     Litigation                                                   13
      4.06     Brokers Fees                                                 13
      4.07     Financing                                                    13

ARTICLE V.     COVENANTS OF THE COMPANY                                     13

      5.01     Conduct of Business in Ordinary Course                       13
      5.02     Preservation of Business and Relationships                   13
      5.03     New Transactions                                             14
      5.04     Dividends, Distributions, Acquisitions of Stock,
               Issuance of Stock                                            14
      5.05     Payment of Liabilities and Waiver of Claims                  14
      5.06     Material Contracts.                                          14
      5.07     The Acquiror's and Merger Sub's Access to Premises
               and Information                                              14
      5.08     Reorganization                                               14
      5.09     Certain Exchange Transactions                                15
      5.10     Conversion of Company Preferred Stock                        15
      5.11     Employee Benefits Matters                                    15
      5.12     Trademark Assignment and License                             15
      5.13     Intercompany Transactions                                    16

ARTICLE VI.    TAX COVENANTS                                                16

      6.01     Definitions.                                                 16
      6.02     Tax Allocation.                                              17
      6.03     Tax Indemnity.                                               17
      6.04     Filing of Tax Returns.                                       18
      6.05     Control of Audits.                                           18
      6.06     Cooperation                                                  19
      6.07     Tax Refund                                                   19
      6.08     Effect of Payment                                            19
      6.09     Tax Elections                                                19

ARTICLE VII.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIROR
               AND MERGER SUB                                               20

      7.01     Representations True                                         20
      7.02     Covenants Performed                                          20
      7.03     No Prohibition                                               20
      7.04     Authorizations, Consents and Approvals                       20
      7.05     Services Agreement                                           21
      7.06     Non-Competition Agreement                                    21
      7.07     Legal Opinion                                                21
      7.08     Reorganization                                               21

                                      ii


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                                                                           PAGE
                                                                           -----

      7.09     Assignment of Trademark                                      21
      7.10     Conversion of Preferred Stock                                21
      7.11     Material Adverse Change                                      21

ARTICLE VIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY           21

      8.01     Representations True                                         22
      8.02     Covenants Performed                                          22
      8.03     No Prohibition                                               22
      8.04     Authorizations, Consents, and Approvals                      22
      8.05     Legal Opinion                                                22
      8.06     License Agreement                                            22
      8.07     Services Agreement                                           22
      8.08     The Offer                                                    22

ARTICLE IX.   INDEMNIFICATION                                               22

      9.01    Indemnification by Acquiror                                   22
      9.02    Indemnification by Parent                                     23
      9.03    Notice and Right to Defend Third Party Claims                 23
      9.04    Survival of Indemnification                                   24

ARTICLE X.    GENERAL PROVISIONS                                            24

      10.01   Each Party to Bear Own Costs                                  24
      10.02   Entire Agreement; Amendment; Waivers                          24
      10.03   Public Announcements                                          24
      10.04   Assignment                                                    24
      10.05   Survival                                                      25
      10.06   Termination                                                   25
      10.07   Confidentiality; Record Retention                             25
      10.08   Cooperation and Assignments; Further Assurances               25
      10.09   Notices                                                       25
      10.10   Governing Law                                                 26
      10.11   Duplicate Originals                                           26

                         AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of this 5th day of May, 1997, by and among VSP Holdings, Inc., a Delaware corporation (the "Acquiror"), VSP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (the "Merger Sub"), VSP Holdings II, Inc., a Delaware corporation ("Acquiror II"), Vivra Specialty Partners, Inc., a Nevada corporation (the "Company"), and Vivra Incorporated, a Delaware corporation (the "Parent").

                                       RECITALS

    A. Acquiror, Merger Sub, the Company and the Parent have each determined to engage in the transactions contemplated hereby, pursuant to which (i) Merger Sub will merge with and into the Company (the "Merger") and (ii) except in certain specified circumstances, (a) each share of the Company's Class A common stock, $0.01 par value per share (the "Class A Common Stock"), and each share of the Company's Class B common stock, $0.01 par value per share (the "Class B Common Stock," and, together with the Class A Common Stock, the "Common Stock") shall be converted into rights to receive cash consideration in the manner herein described, and (b) each outstanding option granted by the Company to purchase shares of Common Stock shall be converted into the right to receive options to purchase shares of Acquiror's Class B common stock, $0.01 par value per share (the "Acquiror Class B Common Stock").

    B. The respective Boards of Directors of the Company and Parent have each approved the Merger and this Agreement. The holders of a majority of the issued and outstanding shares of Common Stock have approved the Merger and this Agreement.

    C. The respective Boards of Directors of Acquiror and Merger Sub have each approved the Merger and this Agreement. Acquiror, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

    D. The parties may make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to such transactions.

    E. Reference is made to that certain Agreement and Plan of Merger (the "Vivra Agreement"), dated as of May 5, 1997, among Incentive AB, a corporation organized under the laws of Sweden ("Incentive"), HH Acquisition Corp., a Delaware corporation (the "Purchaser"), and Parent, pursuant to which Purchaser shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of common stock of Parent (the "Parent Shares") and shall merge with and into the Parent, subject to certain terms and conditions.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                      ARTICLE I.
                                      THE MERGER

    Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Nevada ("Nevada Law") and the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

    Section 1.02 VHI Acquisition. Subject to any adjustment to such terms pursuant to Section 1.12, simultaneously with the consummation of the Merger, Parent will sell and transfer to Acquiror II all of the outstanding capital stock of Vivra Heart Imaging, Inc., a Nevada corporation ("VHI"), owned by Parent in exchange for a payment in cash by Acquiror II to Parent of the VHI Consideration (as defined in Section 1.13) (such transaction being hereinafter referred to as the "VHI Acquisition" and, together with the Merger, the "Transactions").

    Section 1.03 Closing. The closing of the Transactions or the Alternative Transaction (as hereinafter defined in Section 1.12), as the case may be (the "Closing"), shall take place as soon as practicable on the first business day after satisfaction or waiver of the conditions set forth herein, at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, California 94105, or at such other time and place as the parties shall designate in writing (the "Closing Date").

    Section 1.04 Effective Time. Concurrent with the Closing, the Company and Merger Sub shall file this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Offices of the Secretary of State of the states of Nevada and Delaware in accordance with Nevada Law and Delaware Law, respectively. The Merger shall become effective at such time as the Certificate of Merger is duly filed (the date of such filing being hereinafter referred to as the "Effective Date" and the time of such filing being hereinafter referred to as the "Effective Time"). It is the intention of the parties that this Agreement shall constitute an agreement of merger under Section 92A.120 of Nevada Law and under Section 252 of Delaware Law.

    Section 1.05 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 1.06 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by Nevada Law, the Certificate of Incorporation and the Bylaws.

    Section 1.07 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

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    Section 1.08  Conversion of Shares.  Subject to any adjustment to such terms pursuant to Section 1.12, at the Effective Time, (a) each share of Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined) and any shares of Common Stock held by Acquiror) shall automatically and without any action on the part of the holder thereof, upon surrender of the certificate that formally evidenced such Common Stock in the manner provided herein, be cancelled and shall be converted automatically into the right to receive an amount payable in cash, without interest, determined by dividing the Adjusted VSP Consideration (as defined below) by the number of shares of Common Stock outstanding immediately prior to the Effective Time other than those held by Acquiror (such amount payable per share in the Merger being referred to herein as the "Merger Consideration"), (b) each share of Common Stock outstanding immediately prior to the Effective Time held by Acquiror shall be cancelled for no consideration, and (c) each share of common stock, $0.01 par value per share, of Acquiror shall be converted into one share of common stock of the Surviving Corporation. For the purposes of the preceding sentence, "Adjusted VSP Consideration" shall mean the product obtained by multiplying the VSP Consideration (as defined in Section 1.13) times the percentage obtained by subtracting (i) the percentage of the Company's outstanding Common Stock exchanged for Acquiror Class B Common Stock pursuant to
Section 5.09(a) (assuming, for the purpose of determining such percentage, that all of Parent's Preferred Stock has been converted into Common Stock at the time of such exchange) from (ii) 100 percent.

    Section 1.09  Stock Options.

            (a) Each stock option (and any related rights) to purchase capital stock of any of the VSP Entities (as hereinafter defined) granted under stock option plans of the VSP Entities outstanding prior to the consummation of the Reorganization (as hereinafter defined) (each, a "VSP Entity Option") shall be converted into a stock option to purchase shares of Class A Common Stock under the Company's Stock Option Plans (the "Company Stock Option Plan") prior to the Closing Date on the terms and conditions described in Schedule 2.05(b) pursuant to the Reorganization (as hereinafter defined).

            (b) Each stock option (and any related alternative rights) to purchase one share of Common Stock (the "Stock Options") granted under the Company's Stock Option Plan (including those granted to current or former employees, consultants and directors of the Company or the VSP Entities and including those stock options granted pursuant to Section 1.09(a) above), which Stock Options are outstanding at the Effective Time (whether or not then presently exercisable), other than those that will expire by their terms in connection with or as a result of the Merger, will be converted at the Effective Time into an option to purchase a number of shares of Acquiror Class B Common Stock as would provide such optionholder the right to acquire substantially the same percentage ownership of the capital stock of Acquiror immediately following the Effective Time as such optionholders would have been entitled to acquire in the Company immediately prior to the Effective Time at a price per share equal to (i) the aggregate exercise price for the shares of Common Stock subject to such Stock Option divided by (ii) the number of full shares of Acquiror Class B Common Stock deemed purchasable pursuant to each such Stock Option issued pursuant to this Section 1.08 (the "Option Consideration"). The Company Stock Option Plan shall terminate as of the Effective Time and thereafter the only rights of participants therein shall be the right to receive the consideration set forth in this Section 1.09. Prior to the Effective Time, the Company shall use its reasonable efforts to cause each holder of outstanding Stock Options to consent to the conversion of the Stock Options held by such holder in consideration for the Option Consideration, and shall take such other action as may be necessary to carry out the terms of this Section 1.09.

    Section 1.10 Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, to the extent that appraisal rights are available under Nevada Law, Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not consented thereto in writing and who has demanded appraisal for such Common Stock in accordance with such law shall not be converted into or represent the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Section 92A.300, et. seq. of the Nevada Law, provided, however, that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the Nevada Law, such holder's shares of Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 1.08, and such shares shall no longer be Dissenting Shares (the "Dissenting Shares"). The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of Common Stock, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 1.11   Surrender of Common Stock and Stock Options.

            (a) At the Closing, each Company stockholder of record shall deliver to Merger Sub a stock certificate ("Certificate") which, immediately prior to the Effective Time, represents all of such holders's shares of Common Stock, for conversion and exchange into the Merger Consideration pursuant to this Section 1.11. At the Closing, Merger Sub shall deliver to each such stockholder who delivered his Certificate in exchange therefor an amount equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock so surrendered by the holder thereof. Each share of Common Stock so converted shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate representing such Common Stock is presented to the Acquiror and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.11, each holder of a Certificate shall thereafter cease to possess any rights with respect to such Common Stock, except the right to receive upon such surrender the Merger Consideration as provided herein and by the provisions of Nevada Law.

            (b) At the Closing, each holder of Stock Options shall deliver to Merger Sub a stock option agreement or other agreement evidencing the grant of Stock Option to the holder thereof (each an "Option Agreement") which, at the Effective Time, represented all of such holder's Stock Options, for conversion and exchange into the Option Consideration pursuant to this Section 1.11. At the Closing, Acquiror shall deliver, and Acquiror and each holder of a Stock Option shall enter into, a stock option agreement, in form acceptable to Acquiror, providing for the Option Consideration to be received by each such optionholder (a "Replacement Option Agreement"). Following the Effective Time and until the holder shall have executed and delivered a Replacement Option Agreement and surrendered his or her Stock Options as contemplated by this
Section 1.11, each holder of a Stock Option shall cease to possess any rights with respect to such Stock Option, except the right to receive upon such surrender and execution the Option Consideration as provided herein and the provisions of Nevada Law.

            (c) All consideration delivered upon the surrender of the Common Stock and Stock Options in accordance with the terms hereof to the former stockholders and optionholders of the Company shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Common Stock and Stock Options, respectively. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time, and the Company shall not issue any shares of

Common Stock upon the exercise of any Stock Options. If, after the Effective Time, Certificates or Stock Options are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.11.

            (d) In the event the Alternative Transaction is consummated, all references in this Section 1.11 to Common Stock shall be interpreted to mean references to Common Stock and Preferred Stock, and all references to Merger Consideration shall be interpreted to mean the consideration to be received per share of Common Stock and Preferred Stock in the Merger pursuant to
Section 1.12.

    Section 1.12   Alternative Transaction.

            (a) In the event that the Closing shall not have occurred as of June 30, 1997 solely as a result of the failure of the condition to Closing contained in Section 8.08 to be satisfied, Acquiror, Acquiror II and Merger Sub may, at their sole option, elect to consummate the Merger and the VHI Acquisition notwithstanding the non-satisfaction of such condition subject to the following adjustments to the terms of the Merger and the VHI Acquisition (as so adjusted, the "Alternative Transaction"): (a) in the Merger, (i) all of the shares of Preferred Stock outstanding immediately prior to the Effective Time shall be converted in the aggregate into an amount, payable in cash without interest, equal to 65% of the VSP Consideration and (ii) all of the shares of Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted in the aggregate into a number of shares of Class B Common Stock of Acquiror as would represent substantially the same percentage ownership of the capital stock of Acquiror immediately following the Effective Time as the percentage such shares of Common Stock represented in the Company immediately prior to the Effective Time and (b) in the VHI Acquisition, Acquiror II shall acquire 65% of the outstanding capital stock of VHI owned by Parent in exchange for a payment in cash by Acquiror II of an amount equal to 65% of the VHI Consideration.

            (b) If the Closing shall be effectuated as an Alternative Transaction pursuant to Section 1.12, Parent shall have the right to purchase, upon the issuance by the Acquiror of any of its equity securities ("New Stock"), a pro rata portion of such New Stock such that Parent may maintain its percentage ownership in the capital stock of the Acquiror. Notwithstanding the foregoing, Parent shall have no preemptive rights with respect to the issuance of New Stock (i) pursuant to Acquiror's stock option plan, (ii) in the Merger and in the exchange transaction and as contemplated by Section 5.09, (iii) issuable upon the conversion or exercise of any securities outstanding on the date hereof, or (iv) issuable in connection with acquisitions that may be consummated by Acquiror or any of its subsidiaries. The preemptive rights granted under this Section 1.12 shall expire upon the earlier to occur of (i) the date upon which Parent shall own capital stock of Acquiror representing less than 20% of the aggregate voting power with respect to matters generally requiring shareholder approval, and
(ii) the date upon which upon an initial public offering of Acquiror's capital stock is consummated. The terms of the preemptive rights granted hereunder shall be more specifically set forth in the securityholders agreement of Acquiror.

    Section 1.13 Consideration. The total of the consideration for the Transaction (the consideration allocated to the Merger is hereinafter referred to as the "VSP Consideration", and the consideration allocated to the VHI Acquisition is hereinafter referred to as the "VHI Consideration") shall be equal to $84,312,500.00 (the "Gross Consideration"). Between the date hereof and the Closing, Acquiror and Acquiror II shall determine the allocation of the Gross Consideration among the VSP Consideration and the VHI Consideration (provided that Acquiror and Acquiror II shall not be entitled to allocate in excess of $1,500,000 to the VHI consideration), and Acquiror and Acquiror II shall notify the Company and Parent in writing of such determination not later than five (5) days prior to the Closing.

If, and to the extent that, all of the VSP Consideration is not paid to the stockholders of the Company pursuant to the provisions of Section 1.08, such unpaid portion shall be retained by Acquiror.

                                     ARTICLE II.
                             REPRESENTATIONS, WARRANTIES
                            AND AGREEMENTS OF THE COMPANY

    The Company hereby represents, warrants and agrees with the Acquiror and Merger Sub that, except as set forth on the Schedules attached hereto:

    Section 2.01 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Each of the entities listed on Schedule 2.01 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (each, a "VSP Entity" and collectively, the "VSP Entities"). Each of the Company and the VSP Entities has full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company and the VSP Entities taken as a whole (a "Company Material Adverse Effect"). As used in this Agreement, "to the Company's knowledge" means the actual knowledge of the executive officers of the Company, without having made any independent investigation in connection with the execution of this Agreement.

    Section 2.02 Corporate Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated hereby (together with this Agreement, the "Company Documents"), and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to authorize the execution, delivery and performance of each of the Company Documents has been duly taken by the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 2.03 Reorganization. Each of the Company and the VSP Entities has all requisite corporate power and authority to consummate the Reorganization (as hereinafter defined) and to execute and deliver each of the agreements, documents, instruments or certificates contemplated by the Reorganization or be executed by the Company or any of the VSP Entities in connection with the Reorganization (the "Reorganization Documents"), and to consummate the transactions contemplated thereby. All corporate action necessary to authorize the execution, delivery and performance of each of the Reorganization Documents has been duly taken by each of the Company and the VSP Entities. The Reorganization Documents have been duly and validly executed and delivered by each of the Company and VSP Entities (assuming the due authorization, execution and delivery by the other parties thereto) and constitute legal, valid and binding obligations of each of the Company and the VSP Entities, enforceable against each of the Company and the VSP Entities in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 2.04 Conflicts. None of the execution and delivery by the Company of this Agreement and the other Company Documents, the consummation of the transactions contemplated hereby or thereby, including, without limitation, the Reorganization (as hereinafter defined), or compliance by the Company and the VSP Entities with any of the provisions hereof or thereof will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the VSP Entities; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any VSP Entity is a party or by which its properties or assets are bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Company or any VSP Entity is bound; or (iv) result in the creation of any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, encumbrance or any other restriction or limitation whatsoever upon the properties or assets of the Company or any VSP Entity except, in case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches or defaults as would not have a Company Material Adverse Effect.

    Section 2.05 Capitalization. (a) The authorized capital stock of the Company consists of 80,000,000 shares of Preferred Stock, $0.01 per share (the "Preferred Stock"), 100,000,000 shares of Class B Common Stock and
20,000,000 shares of Class A Common Stock. The issued and outstanding shares of Preferred Stock, Class A Common Stock and Class B Common Stock (such issued shares are collectively referred to herein as the "Capital Stock"), as of the date hereof and as adjusted to give effect to the Reorganization (as hereinafter defined), are as set forth on Schedule 2.05(a). All of the shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 2.05(b) hereto or as contemplated herein, there are no subscriptions, options, warrants, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transaction, registration or sale of any shares of the Company's Capital Stock or any securities convertible into or exchangeable for any shares of the Company's Capital Stock (collectively, the "Company Derivative Securities"). None of the Company Derivative Securities are entitled to be accelerated as a result of the Merger. All of the Company Derivative Securities have been issued, and all of the Company Derivative Securities to be issued in the Reorganization will be issued, pursuant to valid exemptions from registration under all Federal and state securities laws, except where the failure to have such exemptions would not have a Company Material Adverse Affect, and there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Derivative Securities.

            (b) The authorized and outstanding capital stock of each VSP Entity, as of the date hereof and as adjusted to give effect to the Reorganization (as hereinafter defined), is as set forth on Schedule 2.05(c) hereto (such issued shares are collectively referred to as the "VSP Entities' Capital Stock"). All such shares of VSP Entities' Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedules 2.05(b) or 2.05(d) hereto or as contemplated herein, there are no subscriptions, options, warrants, concession rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transaction, registration or sale of any shares of VSP Entities' Capital Stock or any securities convertible into, or exchangeable for, any shares of VSP Entities' Capital Stock (the "VSP Entity Derivative Securities"). None of the VSP

Entity Derivative Securities are entitled to be accelerated as a result of the Merger. All of the VSP Derivative Securities have been issued, and all of the VSP Derivative Securities, if any, to be issued in the Reorganization will be issued, pursuant to valid exemptions from registration under all Federal and State securities laws, except where the failure to have such exemption would not have a Company Material Adverse Effect, and there are no outstanding obligations of any of the VSP Entities or the Company to repurchase, redeem or otherwise acquire any of the VSP Derivative Securities.

    Section 2.06  Financial Statements.  The Company has furnished the
Acquiror with an audited (based upon agreed upon procedures) balance sheet and related statement of income for the Company at and for the fiscal year ended November 30, 1996 (collectively, the "November Financial Statements"). The Company has also furnished the Acquiror with the unaudited balance sheet as of February 28, 1997, pro forma to give effect to the separation of (i) the Parent, on the one hand, and (ii) the Company and VSP Entities, on the other hand, and the Reorganization (the "February 28 Balance Sheet" and, collectively with the November Financial Statements, the "Financial Statements"). Except as set forth on Schedule 2.06, the Financial Statements (i) have been prepared from the books and records of the Company in accordance with accounting practices consistently applied with prior periods, (ii) are complete and correct in all material respects and fairly present the financial condition and results of operations, as applicable, of the Company as of the dates and for the periods indicated thereon, and (iii) to the Company's knowledge, contain and reflect adequate reserves for all liabilities or obligations of any nature, whether absolute, contingent or otherwise, as may be required under generally accepted accounting principles. To the Company's knowledge, neither the Company nor any of the VSP Entities has any liability that is not reflected in the February 28 Balance Sheet, other than liabilities incurred in the ordinary course of business since the date of the February 28 Balance Sheet.

    Section 2.07 Properties. The following Schedules set forth the information indicated as of the dates noted on such Schedules:

            (a) Schedule 2.07(a) sets forth a list of all of the interests in real property and all material improvements thereto held by each of the Company and the VSP Entities (collectively, the "Real Property"); and

            (b) Schedule 2.07(b) sets forth a list of all of the machinery, equipment, leasehold improvements, tooling, furniture, fixtures, supplies, repair and maintenance parts, fuel and other personal property held by each of the Company and the VSP Entities (collectively, the "Personal Property") having an original purchase price or current book value of at least One Hundred Thousand Dollars ($100,000.00).

    Each of the Company and the VSP Entities has good and marketable title to all Real Property and Personal Property listed on Schedules 2.07(a) and 2.07(b) or has valid leasehold interests in all leased Real Property and Personal Property listed on such Schedules as leased by each of the Company and the VSP Entities, except such as shall have been disposed of in the ordinary course of business since the date of such Schedules. To the Company's knowledge, such properties and assets are subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens for real property taxes not delinquent or being contested in good faith and for which adequate provision has been made, statutory mechanics and materialman's liens, liens and encumbrances disclosed on the public record, or which would not have a Company Material Adverse Effect.

    Section 2.08 Subsidiaries and Partnerships. Except as set forth on Schedules 2.01 or 2.08, each of the Company and the VSP Entities has no subsidiaries or investments in other corporations, partnerships or joint ventures.

    Section 2.09 Contracts. There is set forth on Schedule 2.09 a list of all outstanding contracts to which each of the Company and the VSP Entities is a party, except: (i) the leases and other agreements listed in Schedules 2.07(a) and (b); (ii) any contract which does not involve the possible payment or incurrence of liabilities or rendering of services after the date of this Agreement in an amount of more than One Hundred Thousand Dollars ($100,000.00) and does not have a term extending beyond twelve months from the date of this Agreement; and (iii) any contract pursuant to which a physician provides services to the Company or the VSP Entities (a "Physician Contract") (collectively, the "Material Contracts"). Schedule 2.09 also identifies all contracts of the Company in which its officers or directors (or any person, firm or corporation affiliated with such persons, excluding any contracts with Parent) have a material interest. Except as would not individually or in the aggregate, have a Company Material Adverse Effect, each Material Contract and each Physician Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been cancelled by the other party, and neither the Company nor the VSP Entities is in receipt of any claim of default under any such Material Contract.

    Section 2.10 Proprietary Rights. Schedule 2.10 sets forth a list of all patents, trademarks, service marks, copyrights, and pending applications therefor, the loss of which would reasonably be likely to have a Company Material Adverse Effect (the "Proprietary Rights"). Except as disclosed on
Schedule 2.10, the Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights except those that would not have a Company Material Adverse Effect. Except as disclosed on
Schedule 2.10, the Company has not been informed of any claims or suits pending or threatened against the Company or any of the VSP Entities claiming an infringement by the Company or any of the VSP Entities of any patents, copyrights, licenses, trademarks, service marks or trade names of others.

    Section 2.11 Rights to Use Assets and Property. The Company and the VSP Entities, together, own (and as of the Closing will own), or have rights to use (and as of the Closing will have rights to use), all of the assets and property, both tangible and intangible, necessary for the operation of the businesses of the Company and the VSP Entities as currently conducted, except where the failure to own or have such rights would not have a Company Material Adverse Effect.

    Section 2.12 Compliance With Laws. To the knowledge of the Company, each of the Company and the VSP Entities is in compliance with all applicable laws, regulations, orders, judgments, ordinances or decrees of any Federal, state or local court or any governmental authority, the non-compliance with which would have a Company Material Adverse Effect.

    Section 2.13 Litigation. There is no litigation, proceeding or controversy pending or, to the Company's knowledge, threatened, by or against the Company or the VSP Entities before any court, government agency or any other administrative body that would reasonably be expected to have a Company Material Adverse Effect or prohibit or restrain the ability of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

    Section 2.14 Labor Matters. Schedule 2.14 lists the collective bargaining agreements or other labor union contracts and employee benefit plans applicable to employees which are employed by the Company or any of the VSP Entities, and, to the Company's knowledge, the Company and the VSP Entities are as of the date of this Agreement in full compliance with the terms and conditions of such agreements and contracts, except where the failure to be in compliance would not have a Company Material Adverse Effect. Except as set forth on Schedule 2.14, and to the Company's knowledge, (i) there are no charges or allegations of unfair labor practices pending or threatened under Federal or state labor laws; (ii) there are no pending arbitration matters or grievance procedures under any of the agreements listed in Schedule 2.09; (iii) there are no facts or conditions existing which upon the giving of notice, or lapse of time, will result in a breach under any collective bargaining agreement or under any of the other foregoing agreements, which would have a Company Material Adverse Effect; and
(iv) there is no pending or threatened labor dispute, strike or work stoppage which would have a Company Material Adverse Effect.

    Section 2.15 Absence of Certain Changes. Except for the Reorganization and except as disclosed on Schedule 2.15 hereto, since November 30, 1996, each of the Company and the VSP Entities has operated its business only in the ordinary course and there has not occurred:

            (a)  Any event that has had a Company Material Adverse Effect;

            (b) Any declaration or payment of any dividends or distributions by the Company or the VSP Entities, any acquisition or redemption by the Company or the VSP Entities of any of its or their equity securities or any loan by the Company or the VSP Entities to any of its or their security holders; or

            (c) Any agreement to, or any authorization by the Company, its officers or its directors, to any of the things described in the preceding subsections of this Section 2.15.

    Section 2.16 Brokers' Fees. Neither the Company nor any of the VSP Entities has incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated hereby for which the Acquiror or Merger Sub would be responsible.

    Section 2.17 Books and Records. To the Company's knowledge, the books and records of the Company to which the Acquiror and Merger Sub have been given access and to which they will be given access on or prior to the Closing Date are the true books and records of the Company and truly and accurately reflect the underlying facts and transactions in all material respects.

    Section 2.18 Required Filings and Consents. The execution and delivery of this Agreement by the Company and Parent does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and filing and recordation of appropriate merger documents as required by Nevada Law and Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect. The execution and delivery of the transactions and documents contemplated by the Reorganization (as hereinafter defined) do not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or authority except (i) as where such consents, approvals, authorizations or permits have been obtained, or such filings or notifications have been made or (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Change.

                                     ARTICLE III.
                           REPRESENTATIONS, WARRANTIES AND
                               AGREEMENTS OF THE PARENT

    The Parent hereby represents, warrants and agrees with the Acquiror and Merger Sub that:

    Section 3.01 Corporate Existence. The Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Parent has full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect") of the Parent.

    Section 3.02 Corporate Power and Authority. The Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Parent in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Reorganization (as hereinafter defined) to the extent the Parent is a party to any component of the Reorganization (together with this Agreement, the "Parent Documents"), and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to authorize the execution, delivery and performance of each of the Parent Documents has been duly taken by the Parent. This Agreement has been, and each of the Parent Documents will be at or prior to the Closing, duly and validly executed and delivered by the Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Parent Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 3.03 Conflicts. None of the execution and delivery by the Parent of this Agreement and the other Parent Documents, the consummation of the transactions contemplated hereby or thereby, including, without limitation, the Reorganization (as hereinafter defined), to the extent the Parent is a party to any component of the Reorganization, or compliance by the Parent with any of the provisions hereof or thereof will (i) violate any provision of the certificate of incorporation or by-laws of the Parent; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Parent is a party or by which its properties or assets are bound;
(iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Parent is bound; or (iv) result in the creation of any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, encumbrance or any other restriction or limitation whatsoever upon the properties or assets of the Parent except, in case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches or defaults as would not have a Parent Material Adverse Effect.

    Section 3.04  Ownership of Capital Stock.  Except as set forth on
Schedule 2.05(a), all of the shares of Capital Stock of the Company outstanding as of the Effective Time will be owned by the Parent.

                                     ARTICLE IV.
                            REPRESENTATIONS AND WARRANTIES
                     OF THE ACQUIROR, ACQUIROR II AND MERGER SUB

    The Acquiror, Acquiror II and Merger Sub hereby jointly and severally represent, warrant and agree with the Company that, except as set forth on the Schedules attached hereto:

    Section 4.01 Corporate Existence. Each of the Acquiror, Acquiror II and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Acquiror, Acquiror II and Merger Sub taken as a whole (an "Acquiror Material Adverse Effect").

    Section 4.02  Corporate Power and Authority.  Each of the Acquiror,
Acquiror II and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Acquiror, Acquiror II or Merger Sub in connection with the consummation of the transactions contemplated hereby (together with this Agreement, the "Acquiror Documents"), and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and each of the other Acquiror Documents has been duly taken by the Acquiror, Acquiror II and Merger Sub. This Agreement has been, and each of the Acquiror Documents will be at or prior to the Closing, duly and validly executed and delivered by the Acquiror, Acquiror II and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Acquiror Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Acquiror, Acquiror II and Merger Sub, enforceable against each of the Acquiror, Acquiror II and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 4.03 Conflicts. None of the execution and delivery by the Acquiror, Acquiror II or Merger Sub of this Agreement and the Acquiror Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Acquiror, Acquiror II or Merger Sub with any of the provisions hereof or thereof will (i) violate any provision of the certificate of incorporation or bylaws of the Acquiror, Acquiror II or Merger Sub;
(ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Acquiror, Acquiror II or Merger Sub is a party or by which their respective properties or assets are bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Acquiror, Acquiror II or Merger Sub is bound; or (iv) result in the creation of any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, encumbrance or any other restriction or limitation whatsoever upon the properties or assets of the Acquiror, Acquiror II or Merger Sub except, in case of clauses (ii), (iii) and
(iv), for such conflicts, violations, breaches or defaults as would not have an Acquiror Material Adverse Effect.

    Section 4.04  Capitalization.  The authorized Capital Stock of the
Acquiror consists of 1,000,000 shares of Class A common stock, $0.01 par value per share (the "Acquiror Class A Common Stock"), of which no shares are presently issued and outstanding, 200,000,000 shares of Acquiror Class B Common Stock, of which 1,000 shares are outstanding, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are presently issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares have been issued to Acquiror and are presently outstanding (the "Merger Sub Common Stock"), and 100 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The authorized capital stock of Acquiror II consists of 1,000 shares of common stock, $0.01 par value per share, of which 100 shares are presently issued and outstanding (the "Acquiror II Common Stock"), and 100 shares of preferred stock, $0.01 par value per share, of which no shares are presently issued and outstanding. All of the outstanding shares of Acquiror Class A Common Stock, Acquiror II Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

    Section 4.05 Litigation. There is no litigation, proceeding or controversy pending or, to the Acquiror's, Acquiror II's and Merger Sub's knowledge, threatened, by or against the Acquiror, Acquiror II or Merger Sub before any court, government agency or any other administrative body that would be reasonably likely to prohibit or restrain the ability of the Acquiror, Acquiror II or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

    Section 4.06 Brokers Fees. Neither Acquiror, Acquiror II nor Merger Sub has incurred any liability for brokerage fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement and the transactions contemplated hereby for which the Company would be responsible.

    Section 4.07 Financing. The Acquiror, Acquiror II and Merger Sub have available all of the funds necessary to perform its obligations hereunder and under the Acquiror Documents.


                                      ARTICLE V.
                               COVENANTS OF THE COMPANY

    The Company covenants that from the date of this Agreement until the
Closing:

    Section 5.01 Conduct of Business in Ordinary Course. The Company will, and will cause each of the VSP Entities to, carry on its or their business in the ordinary course, and it or they shall not, nor permit any of the VSP Entities to, make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from those methods used by it prior to the date of this Agreement. The Company will not, and will cause the VSP Entities not to, sell, lease or dispose of, or agree to sell, lease or dispose of, any of the assets or properties of the Company or the VSP Entities other than in the ordinary course of business, or pursuant to any existing plan, agreement or practice.

    Section 5.02 Preservation of Business and Relationships. The Company will, and will cause the VSP Entities to, use its or their reasonable efforts to preserve its or their business intact and to maintain its or their present material relationships with customers, suppliers, employees and others having business relationships with it or them. The Company will not, and will cause the VSP Entities not to, amend its or their certificate of incorporation, by-laws or similar governing document.

    Section 5.03 New Transactions. Except as otherwise provided in this Agreement, the Company will not, and will cause the VSP Entities not to, enter into any material contract, commitment or transaction not in the ordinary course of its or their business.

    Section 5.04 Dividends, Distributions, Acquisitions of Stock, Issuance of Stock. Except in connection with the transactions contemplated by this Agreement and the Reorganization (as hereinafter defined), the Company will not, and will cause each of the VSP Entities not to: (i) declare, set aside or pay any dividend or make any distribution in respect of its capital stock;
(ii) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock; or (iii) issue any shares of common stock or stock options or any other capital stock or right or option to acquire capital stock of the Company (other than issuances of capital stock under stock options currently outstanding); or (iv) enter into any agreement obligating it to do any of the foregoing prohibited acts.

    Section 5.05 Payment of Liabilities and Waiver of Claims. The Company will not do, or agree to do, and will cause each of the VSP Entities not to, or agree to, any of the following acts: (i) pay any material obligation or material liability, fixed or contingent, other than current liabilities and other obligations incurred in the ordinary course of business; (ii) waive or compromise any material right or claim; or (iii) except for the delinquency charge imposed, from time to time, by the Company or a VSP Entity, as the case may be, on overdue accounts receivable, cancel, without full payment, any note, loan or other obligation owing to it.

    Section 5.06 Material Contracts. Except as otherwise provided in this Agreement, the Company will not, and will cause the VSP Entities not to, modify or amend in any material manner or cancel or terminate any existing Material Contract or Physician Contract other than in the ordinary course of its or their business.

    Section 5.07 The Acquiror's and Merger Sub's Access to Premises and Information. The Acquiror and Merger Sub and its counsel, accountants and other representatives shall have reasonable access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Company or the VSP Entities.

    Section 5.08 Reorganization. Prior to the Closing, Parent and the Company will consummate, or cause to be consummated, the following transactions (collectively, the "Reorganization"):

         (a) Each of Vivra Asthma Allergy Careamerica, Inc., Vivra Heart Services, Inc., Vivra ENT, Inc., Vivra Health Advantage, Inc., Vivra Orthopaedics, Inc., and Vivra OB-GYN Services, Inc. will be merged with and into the Company, and, in connection therewith, each VSP Entity Option shall be converted into an option to purchase shares of Common Stock under the Company Stock Option Plan as reflected on Schedule 2.05(b). In connection therewith, the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of VSP Entity Options to execute and deliver an option exchange agreement, in form and substance satisfactory to the Company and Acquiror, pursuant to which each holder of VSP Entity Options will agree, among other things, (i) to convert his or her VSP Entity Options into options to acquire Common Stock and, upon the Merger, into options to acquire Acquiror Class B Common Stock, (ii) to enter into a stockholders' agreement, in form and substance satisfactory to the Company and Acquiror, upon the exercise of any options to acquire Acquiror
Class B Common Stock following the Closing, and (iii) to terminate the existing stockholders agreement relating to the shares of capital stock of the VSP Entity issuable upon the exercise of such holder's VSP Entity Options.

            (b) Immediately prior to the Closing, Parent will convey, transfer and assign to the Company all of the assets of Parent listed on Schedule 5.08(b) and the Company will assume and agree to perform all of the liabilities and obligations of Parent listed on Schedule 5.08(b) hereto; provided, however, that if the Closing shall be effectuated as the Alternative Transaction pursuant to
Section 1.12 hereof, Parent shall have no obligation to assign to the Company, and the Company shall have no obligation to assume, any of Parent's rights, duties or obligations under the Gateway Lease (as defined in Schedule 2.07(a) hereto).

    Section 5.09  Certain Exchange Transactions.

           (a) Prior to the Closing, Parent and the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of capital stock of the Company other than Parent to enter into an agreement with Acquiror, (i) to exchange such shares of capital stock immediately prior for shares of Acquiror Class B Common Stock (providing such holder with approximately the same percentage ownership of Acquiror as of the time of such exchange as such holder held with respect to the Company immediately prior to the exchange), (ii) to terminate the stockholders agreements, dated as of May 1, 1996, by and between the Company and certain of its stockholders and optionholders, and (iii) to enter into a new stockholders' agreement, in form and substance satisfactory to Acquiror and the Company, relating to such holder's shares of Acquiror Class B Common Stock.

            (b) Prior to the Closing, Parent and the Company will use reasonable efforts (without the requirement of paying any money or making any financial concession) to cause each holder of capital stock of VHI other than Parent to enter into an agreement with Acquiror II (i) to exchange such shares of capital stock for shares of capital stock of Acquiror II (providing such holder with approximately the same percentage ownership of Acquiror II as of the time of such exchange as such holder held with respect to VHI immediately prior to the exchange), (ii) to cancel and terminate any stockholder agreement to which such holder is a party relating to such shares of VHI capital stock, and (iii) to enter into a new stockholders' agreement, in form and substance satisfactory to Acquiror II and the Company, relating to such holder's shares of capital stock of Acquiror II.

    Section 5.10 Conversion of Company Preferred Stock. Immediately prior to the Effective Time, Parent shall cause all of its shares of Preferred Stock of the Company to be converted into Class B Common Stock on the terms and conditions provided for in the Company's certificate of incorporation; provided, however, that if the Closing shall be effectuated as the Alternative Transaction pursuant to Section 1.12 hereof, Parent shall be obligated under this Section 5.10, immediately prior to the Effective Time, to convert into Class B Common Stock that number of shares of Preferred Stock (and no more and no less) as will result in Parent's remaining shares of Preferred Stock representing 65% of the aggregate voting power of all outstanding shares of capital stock of the Company with respect to the election of directors of the Company immediately prior to the Effective Time.

    Section 5.11 Employee Benefits Matters. Parent and the Company shall cause interests of employees of the Company in Parent's 401(k) plan to become distributable pursuant to Internal Revenue Code Section 401(k)(10)(A)(iii) and any amounts distributed to such employees may be rolled over pursuant to Internal Revenue Code Section 402 to a comparable plan maintained by Acquiror.

    Section 5.12 Trademark Assignment and License. Prior to the Closing, Parent will assign to the Company all of its rights, title and interest in and to the "Vivra" trademark, and any other trademarks of Parent incorporating or including the word "Vivra". In connection with such assignment, Parent shall execute, deliver and cause to be filed such trademark assignments, notices of transfer or other filings as are necessary in order to secure for the Company all right, title and interest in such marks. Simultaneously with the Closing, the Company and Parent will enter into a license agreement, containing customary terms and conditions, providing for (i) the royalty free license by the Company to Parent of the right to use the name "Vivra Renal Care" in connection with the operation of Parent's business for a period of nine (9) months following the Closing; (ii) the royalty free license by the Company to Parent of the right to use the name "Vivra" in connection with the operation of Parent's business for a period of three (3) months following the Closing; provided however that Parent shall use all reasonable efforts to cause its executives to immediately cease the promotion of the names "Vivra Renal Care" and "Vivra" and that Parent shall use reasonable efforts to effectuate the transition from its use of "Vivra" and "Vivra Renal Care" to the use of its new name. Notwithstanding the foregoing provision of this Section 5.12, if the Closing shall be effectuated as an Alternative Transaction pursuant to Section 1.12, Parent's obligations under this Section 5.12 shall be limited to the obligation to grant to the Company a perpetual worldwide royalty free license to use the name "Vivra" and the Company shall not be required to grant any license to Parent.

    Section 5.13 Intercompany Transactions. Between the date hereof and the Closing Date, Parent, on the one hand, and the Company and the VSP Entities on the other hand, shall not engage in any transactions or make any payments or advances to one another or enter into any commitments to provide services or to transfer assets or liabilities to or from one another, except as contemplated by the Reorganization and except as provided for in the Services Agreement, dated as of the date hereof, between the Company and Parent (the "Services Agreement"), a copy of which is attached hereto as Exhibit 5.13.


                                     ARTICLE VI.
                                    TAX COVENANTS

    The parties covenant that:

    Section 6.01  Definitions.

            (a) "Pre-Closing Partial Period" shall mean, with respect to any Tax period beginning before the Closing Date and ending after the Closing Date, the portion of such period up to and including the Closing Date.

            (b) "Post-Closing Partial Period" shall mean, with respect to any Tax period beginning before the Closing Date and ending after the Closing Date, the portion of such period after the Closing Date.

            (c) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net work; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

    Section 6.02  Tax Allocation.

            (a) Parent shall pay, and be liable for, any and all Taxes for which the Company or any of the VSP Entities may become liable with respect to (i) all periods ending on or prior to the Closing Date and (ii) any Pre-Closing Partial Period (hereinafter, any and all such Taxes referred to as "Parent's Potential Tax Liability"); provided, however, that Parent's Potential Tax Liability shall not include (i) any such Taxes to the extent there is a reserve established therefor as of the Closing Date, and (ii) any Taxes relating to any activities or transactions occurring on the Closing Date, but after the Closing, imposed on the Company or any of the VSP Entities that are not in the ordinary course of business. Parent's Potential Tax Liability shall include but not be limited to any Tax liability arising pursuant to the federal consolidated return rules, including the deferred income rules under Treas. Reg Section 1.1502-13 and Section 1.1502-14, the excess loss account rules under Treas. Reg Section 1.1502-19 and any Tax asserted under Treas. Reg. Section 1.1502-6. Notwithstanding anything to the contrary above, Parent's Potential Tax Liability shall not include any liability for Taxes owing as a result of any deemed sale of assets pursuant to Section 338 (or any corresponding rules under state, local, or other Tax laws) with respect to the Company or any of the VSP Entities to the extent such Taxes exceed the Tax liability that Parent would have incurred upon the Transactions or the Alternate Transaction in the absence of such deemed sale of assets pursuant to Section 338.

            (b) Acquiror shall pay, and be liable for, any and all Taxes imposed on or allocable to the Company or any of the VSP Entities with respect to the operations, business, activities or assets of the Company and the VSP Entities for which Parent is not liable pursuant to the provisions of
Section 6.02(a) (hereinafter, any and all such Taxes referred to as "Acquiror's Potential Tax Liability").

            (c) Any Taxes for any period that begins before and ends after the Closing Date and that are imposed on a periodic basis with respect to the assets of the Company or any VSP Entity, or otherwise measured by the level of any item, shall be apportioned between the Post-Closing Period and the Pre-Closing Period by taking the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. No election under Treas. Reg Section 1.1502-76(b)(2)(ii)(D) (dealing with a pro-rata allocation) shall be made in connection with the Transactions.

            (d) Parent shall not change its current policies and practices with respect to the sharing of Taxes within its affiliated group until the Closing Date. All Tax sharing agreements or similar agreements with respect to or involving the Company or any of the VSP Entities shall be terminated as of the Closing Date and, after the Closing Date, the Company and the VSP Entities shall not be bound thereby or have any liability thereunder.

    Section 6.03  Tax Indemnity.

            (a) Parent shall indemnify, save and hold harmless Acquiror, Merger Sub and the Company, all of the VSP Entities and each of their respective subsidiaries, affiliates, directors, stockholders, officers, employees, agents, consultants, successors, transferees and assignees and their respective representatives from and against any and all losses incurred in connection with, arising out of, resulting from or relating to any Parent's Potential Tax Liability.

            (b) Acquiror shall indemnify, save and hold harmless Parent and each of its respective subsidiaries, affiliates, directors, stockholders, officers, employees, agents, consultants, successors, transferees and assignees and their respective representatives from and against any and all losses incurred in connection with, arising out of, resulting from or relating to any Acquiror's Potential Tax Liability.

            (c) Parent shall promptly pay to Acquiror (or other indemnitee) after receipt of notice from Acquiror or other indemnitee (together with appropriate calculations), and after a final determination of the amount of any Taxes paid or to be paid by Acquiror (or other indemnitee) for which Parent is liable under Section 6.03(a), an amount equal to such Taxes.

            (d) Acquiror shall promptly pay to Parent (or other indemnitee) after receipt of notice from Parent or other indemnitee (together with appropriate calculations), and after a final determination of the amount of any Taxes paid or to be paid by Parent (or other indemnitee) for which Acquiror is liable under Section 6.03(b), an amount equal to such Taxes.

    Section 6.04  Filing of Tax Returns.

            (a) Parent shall file, on behalf of the group for which Parent is the common parent, all federal consolidated Tax returns and any state or local consolidated or combined Tax returns which have not been filed by the Closing Date and which Tax returns properly include the Company or any VSP Entity in Parent's consolidated or combined group. Parent will include the income of the Company and such includable VSP Entities on such Tax returns for all periods through the Closing Date and pay any Taxes attributable to such income. Acquiror shall provide Parent with funds to make such payments to the extent required by Sections 6.03(b) and 6.09. If there is any material change in the manner in which such Tax returns are prepared and if such material change has any adverse impact on the Company for periods (or portions thereof) after the Closing Date, such material change shall be subject to Acquiror's review and consent. Parent shall also file all other Tax returns that have not been filed as of the Closing Date that are for any Taxable periods ending on or before the Closing Date.

            (b) Except as provided by Section 6.04(a), Acquiror shall cause the Company to prepare and file Tax returns with respect to Taxes which are required to be filed by the Company that are for periods after the Closing Date (excluding any federal consolidated returns and any state or local consolidated or combined Tax returns to be filed by Parent on behalf of the group for which Parent is the common parent and which return properly includes the Company or any of the VSP Entities.) All Tax returns for any Taxable periods that include the Closing Date shall be prepared in a manner consistent with the Company's prior practice (including elections), unless otherwise required by law, provided, however, that Parent shall control the contents of the Tax returns to the extent they relate to periods prior to the Closing Date or Pre-Closing Partial Periods. Acquiror shall provide Parent with copies of such Tax returns at least 20 days prior to the due date thereof for Parent's review.

    Section 6.05  Control of Audits.

            (a) Upon receipt by Acquiror or the Company of any notice or other communication that there are any pending or threatened Tax audits or assessments against the Company or any of the VSP Entities involving a Parent's Potential Tax Liability, Acquiror shall promptly give written notice thereof to Parent.

            (b) Subject to paragraph (d) of this Section 6.05, Parent shall have the sole right, exercisable at any time, to elect to represent the Company's interest or the interest of any of the VSP Entities in any Tax audit or administrative or court proceeding relating to Parent's Potential Tax Liability, to employ counsel of its choice at its expense, and to control the conduct of such audit or proceeding, including settlement or other disposition thereof. If Parent elects to so represent the Company's interest or the interest of any of the VSP Entities, it shall notify Acquiror of its intent to do so, and shall reasonably and in good faith consult with Acquiror with respect to the defense against or compromise of any such Parent's Potential Tax Liability.

            (c) If Parent elects not to represent the Company's interests or the interest of any of the VSP Entities pursuant to paragraph (b) of this
Section 6.05, Acquiror shall, at the request of Parent, cause the Company to defend against such Parent's Potential Tax Liabilities and shall keep Parent fully advised of the process of such defense, it being understood that Parent shall not be excused from its obligations to pay Parent's Potential Tax Liabilities by reason of such election. If Parent notifies Acquiror of Parent's desire to further contest the Parent's Potential Tax Liability, Parent shall be entitled to do so at Parent's expense by way of petition in the United States Tax Court, claim for refund, suit for refund, appeals, writ of certiorari or other procedures permitted under federal, state, local or foreign law.

            (d) Notwithstanding paragraphs (b) and (c) of this Section 6.05, Parent may not settle, compromise, or otherwise dispose of any such Parent's Potential Tax Liability without the consent of Acquiror (which consent shall not be unreasonably withheld), if such settlement, compromise, or other disposition could have a material adverse effect on the Tax liabilities of the Company, the VSP Entities or Acquiror for any period (or a portion thereof) after the Closing.

    Section 6.06 Cooperation. Parent and Acquiror agree to furnish or cause to be furnished to each other, at no cost and upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Company and the VSP Entities as are reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any Parent's Potential Tax Liability. Acquiror shall execute or cause to be executed and deliver or cause to be delivered any powers of attorney and other documents reasonably necessary to enable Parent (or its advisors) to take all actions in connection with audits which Parent has right to control pursuant to Article 6 hereof.

    Section 6.07 Tax Refund. Parent shall be entitled to retain, and Acquiror or the Company shall pay to Parent within 10 days after the receipt, any refund of Taxes or credit relating to the Company or any VSP Entity with respect to a period ending on or prior to the Closing Date or a Pre-Closing Partial Period.

    Section 6.08 Effect of Payment. An indemnity payment by Parent pursuant to this Article shall be treated as a reduction in the Merger Consideration.

    Section 6.09  Tax Elections.

            (a) At Acquiror's election, Acquiror and Parent agree to make the election provided for by Section 338(h)(10) of the Code (and any corresponding election or deemed election under state, local or foreign Tax law) (collectively, the "Election") with respect to the Company or the other VSP Entities and to provide one another with all necessary information to permit the Election to be made. Parent and Acquiror shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such form, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election.

            (b) In connection with any Election, prior to the due date for such Election, Parent and Acquiror shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of assets of the Company or any of the VSP Entities subject to the Election (within the meaning of Treas. Reg. Section 1.338(h)(10)-1(e)(5)) and (ii) agree upon the proper allocations (the "Allocations") of such "adjusted grossed-up basis" among the assets of the Company in accordance with Section 338(b)(5) of the Code and the Treasury regulations promulgated thereunder. Parent and Acquiror shall not, and Acquiror shall cause the Company, and the other VSP Entities, not to, take any position inconsistent with the Allocations in any Tax return or otherwise.

            (c) The parties agree that any and all Taxes payable by Parent arising from the deemed sale of assets pursuant to Section 338 or otherwise of the Code with respect to the Company or any of the VSP Entities (or any corresponding election or deemed election under state, local, or foreign Tax law), to the extent such Taxes exceed the Tax liability that Parent would have incurred upon the Transactions in the absence of such Election, shall be borne by Acquiror. Acquiror shall pay to Parent, within ten (10) days after receipt of notice from Parent (together with appropriate calculations), an amount equal to the amount of any Taxes paid or to be paid by Parent for which Acquiror is liable under the preceding sentence of this Section 6.09(c), together with any Taxes paid or to be paid by Parent on amounts payable under this
Section 6.09(c).


                                     ARTICLE VII.
                         CONDITIONS PRECEDENT TO OBLIGATIONS
                           OF THE ACQUIROR AND MERGER SUB

    The obligations of the Acquiror and Merger Sub to consummate the Merger and the obligation of Acquiror II to consummate the VHI Acquisition contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of each of the following conditions:

    Section 7.01 Representations True. All representations and warranties by the Company and the Parent in this Agreement in Article II and Article III shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date, and there shall be delivered to the Acquiror and Merger Sub a certificate of the Company, signed by its President or Chief Financial Officer, to such effect.

    Section 7.02 Covenants Performed. The Company shall have complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be complied with by it on or before the Closing Date, except any failures to comply which do not have any Company Material Adverse Effect.

    Section 7.03 No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Company or the Acquiror and Merger Sub from consummating the transactions contemplated hereby.

    Section 7.04 Authorizations, Consents and Approvals. All governmental authorizations, consents and approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained prior to the Closing, including, without limitation, the filing of any required notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    Section 7.05 Services Agreement. Parent shall have executed and delivered to the Company the Services Agreement and the Services Agreement shall be in full force and effect and there shall have been no material breach thereof.

    Section 7.06 Non-Competition Agreement. The Company and the Parent shall have executed a non-competition agreement containing the provisions set forth in
Exhibit 7.06 hereto.

    Section 7.07 Legal Opinion. Brobeck, Phleger & Harrison LLP, special counsel to the Company, shall deliver a legal opinion with respect to matters as set forth in Sections 2.01, 2.02, 2.03, 2.04, 3.01, 3.02 and 3.03, provided that with respect to matters governed by Nevada Law, such counsel may rely solely on certificates and filings with state officials and a review of corporate documents and provided further that the opinions with respect to the matters covered in Section 2.04(ii) and (iv) and Section 3.03(ii) and (iv) need only address the impact of the Transaction and the Reorganization upon Material Contracts.

    Section 7.08  Reorganization.  The Reorganization described in
Section 5.08 shall have been consummated, and the Company shall have delivered to Acquiror documentation evidencing the same; provided however, that if the Closing shall be effectuated as the Alternative Transaction pursuant to Section
1.12 hereof, the assignment by Parent to the Company of, and the assumption by the Company of, the Gateway Lease (as defined in Schedule 2.07(a) hereto) shall not be a condition to the Closing.

    Section 7.09 Assignment of Trademark. The assignment of trademarks contemplated by Section 5.12 shall have been consummated, and the Company shall have delivered to Acquiror documentation evidencing the same; provided, however, that, if the Closing shall be effectuated as an Alternative Transaction pursuant to Section 1.12, it shall only be a condition to Closing under this Section 7.09 that Parent shall have granted to the Company a perpetual worldwide royalty free license to use the name "Vivra."

    Section 7.10 Conversion of Preferred Stock. All of the Company's outstanding Preferred Stock shall have been converted into Class B Common Stock as contemplated in Section 5.10, and the Company shall have delivered to Acquiror documentation evidencing the same; provided however, that if the Closing shall be effectuated as the Alternative Transaction pursuant to Section
1.12 hereof, it shall be a condition to Closing that Parent shall have converted into Class B Common Stock that number of shares of Preferred Stock (and no more and no less) as will result in Parent's remaining shares of Preferred Stock representing 65% of the aggregate voting power of all outstanding shares of capital stock of the Company with respect to the election of directors of the Company immediately prior to the Effective Time.

    Section 7.11 Material Adverse Change. There shall have been no change, circumstance or occurrence since the date of this Agreement except for a change, circumstance or occurrence that has not had or would not have a Company Material Adverse Effect.


                                    ARTICLE VIII.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of each of the following conditions:

    Section 8.01 Representations True. All representations and warranties by the Acquiror and Merger Sub contained in this Agreement shall be true in all material respects on and as of the Closing Date, as if made on and as of the Closing Date, and there shall be delivered to the Company a certificate of the Acquiror, signed by its President or Chief Financial Officer, to such effect.

    Section 8.02 Covenants Performed. The Acquiror and Merger Sub shall have complied in all material respects with all covenants, agreements and conditions required by this Agreement to be complied with by it on or before Closing Date and there shall be delivered to the Company a certificate of the Acquiror, signed by its President or Chief Financial Officer, to such effect.

    Section 8.03 No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the Company or the Acquiror and Merger Sub from consummating the transactions contemplated hereby.

    Section 8.04 Authorizations, Consents, and Approvals. All authorizations, consents and approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained prior to the Closing, including, without limitation, the filing of any required notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the lapse of all applicable time periods without there being any continuing objection thereto.

    Section 8.05 Legal Opinion. Gibson, Dunn & Crutcher LLP shall deliver a legal opinion with respect to the matters set forth in Sections 4.01, 4.02 and 4.03.

    Section 8.06 License Agreement. The Company and Parent shall have entered into the license agreement contemplated by Section 5.12; provided, however, that, if the Closing shall be effectuated as an Alternative Transaction pursuant to Section 1.12, this condition shall not apply.

    Section 8.07 Services Agreement. Acquiror shall have executed and delivered to Parent the Services Agreement, and the Services Agreement shall be in full force and effect.

    Section 8.08 The Offer. Purchaser shall have advised Parent that it will purchase the Parent Shares in the Offer hereto or the Purchaser or any other person or entity shall have acquired either (i) greater than fifty percent (50%) of the outstanding capital stock of Parent or (ii) all or substantially all of the assets of Parent, in either case by way of merger, purchase of stock, purchase of assets or otherwise.


                                     ARTICLE IX.
                                   INDEMNIFICATION

    Section 9.01 Indemnification by Acquiror. The Acquiror and Merger Sub, shall, and, from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless the Parent and its successors, affiliates, stockholders, officers and employees from and against any and all claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which arise out of or in connection with the operation of the business of the Company and the VSP Entities, including, without limitation, any liabilities of Parent and its affiliates (other than the Company and the VSP Entities) arising out of the provision of specialty physician network and disease management services to managed care and provider organizations (other than such businesses included within the Dialysis Business (as hereinafter defined)), including, without limitation all liabilities arising under the agreements set forth on Schedule 9.01, other than those liabilities and obligations that Parent has agreed to pay pursuant to the Services Agreement (collectively, the "VSP Liabilities").

    Section 9.02 Indemnification by Parent. The Parent and its successors shall indemnify, defend and hold harmless the Acquiror and Merger Sub, and from and after the Effective Time, the Surviving Corporation, and their successors, affiliates, stockholders, officers and employees from and against any and all claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which arise out of or in connection with the operation of the of Parent (other than the VSP Liabilities) and Vivra Renal Care, Inc. ("VRC") and the Dialysis Subsidiaries (as defined in the Vivra Agreement), including without limitation, any liabilities of the Company and the VSP Entities arising out of the provision of dialysis, renal care, nephrology, disease management or, nephrologist practice management businesses or the business of contracting with payors on behalf of nephrologists (the "Dialysis Business").

    Section 9.03 Notice and Right to Defend Third Party Claims. Upon receipt of written notice of any claim, demand or assessment, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account Section 9.01 or 9.02 of this Agreement, the party seeking indemnification (the "Indemnitee") shall promptly, but in no event later than twenty (20) days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than twenty (20) days from the date the Indemnitee's receipt of notice thereof), inform the party against whom indemnification is sought (the "Indemnitor") in writing thereof. The failure, refusal or neglect of such Indemnitee to notify the Indemnitor within the time period specified above of any such claim or action shall relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, if the effect of such failure, refusal or neglect is to prejudice materially the rights of the Indemnitor in defending against the claim or action. In case any claim, demand or assessment shall be asserted or any suit, action or proceeding is commenced against an Indemnitee, and such Indemnitee shall have timely and property notified the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel selected by the Indemnitor. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for expenses incurred in connection with the defense, conduct or settlement thereof, except for such expenses as may be reasonably required to enable the Indemnitor to take over such defense, conduct or settlement. The Indemnitee will at its own expense cooperate with the Indemnitor in connection with any such claim, make personnel, witnesses, books and records relevant to the claim available to the Indemnitor at no cost, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably request in connection with the defense or settlement of any such claim; provided that, before settling any claim hereunder, the Indemnitor shall give ten (10) days notice to the Indemnitee to provide the Indemnitee with the opportunity to reject the settlement, and in the case of any rejection of any settlement that would have released Indemnitee of any liability, Indemnitee shall thereafter defend the claim at its own expense. In the event that the Indemnitor does not wish to assume the defense, conduct or settlement of any claim, demand or assessment, the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement; provided that, before settling any claim hereunder, the Indemnitee shall give ten (10) days' notice to the Indemnitor to provide the Indemnitor with the opportunity to reject the settlement, and in the case of any rejection of any settlement that would have released Indemnitor of any liability, Indemnitor shall thereafter, at Indemnitee's election, defend the claim at Indemnitor's own expense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expense of such counsel shall be paid by the Indemnitee unless (a) the Indemnitor has agreed in writing to pay such fees and expenses, (b) the

Indemnitor has failed to assume the defense of such action, claim or proceeding or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee reasonably determines that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (in which case, if Indemnitee informs the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action, claim or proceeding on behalf of the Indemnitee, it being understood, however, that the Indemnitor shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceeding in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee, which firm shall be designated in writing by the Indemnitee).

    Section 9.04 Survival of Indemnification. The right to make a claim for indemnification pursuant to Sections 9.01 and 9.02 of this Agreement shall survive the Closing Date until the fifth anniversary of the Closing Date. Further, the provisions of this Article VIII are intended to be for the benefit of, and shall be enforceable by and binding on, each indemnified party and their respective successors and assigns.


                                      ARTICLE X.
                                  GENERAL PROVISIONS

    Section 10.01 Each Party to Bear Own Costs. Except as provided below, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. The fees and expenses of the Acquiror's and Merger Sub's investment bankers shall be borne solely by the Acquiror and Merger Sub. The fees and expenses of the Company incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement shall be borne solely by the Parent.

    Section 10.02 Entire Agreement; Amendment; Waivers. This Agreement and the Schedules hereto constitute the entire agreement and understanding between the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    Section 10.03 Public Announcements. No party hereto shall issue any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as and to the extent that the parties hereto in writing jointly agree or that such party shall be obligated by law, rule or regulation of any governmental or regulatory body, in which case the parties shall in good faith agree on the content of any such press release, public announcement or disclosure.

    Section 10.04 Assignment. This Agreement is not assignable by any party, but shall be binding upon and inure to the benefit of each party and its successors (by operation of law or otherwise).

    Section 10.05 Survival. The representations and warranties made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith and the covenants and agreements contained herein to be performed or complied with at or prior to the Closing Date shall not survive beyond the Closing Date.

    Section 10.06 Termination. This Agreement may be terminated by the Acquiror, Merger Sub or by the Company without liability to any party (i) if the Closing has not occurred by October 31, 1997, or (ii) by any party hereto if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

    Section 10.07 Confidentiality; Record Retention. Each of the Acquiror and Merger Sub acknowledges that its designated representatives have been given access to confidential files, documents, agreements, books and records of accounts (the "Books and Records") of the Company, and that in the event of termination of this Agreement, any of such Books and Records in the possession of the Acquiror and Merger Sub, and all copies thereof, will be returned to the Company and that the contents thereof or any confidential information gained therefrom, or from other sources of the Company will not be disclosed to third parties or used for the Acquiror's and Merger Sub's benefit.

     In the event this Agreement is consummated, such Books and Records will be retained by the Acquiror and Merger Sub in accordance with the Company's ordinary practice for retention of records after the Closing Date and for such further time as may reasonably be requested, and that during such time such Books and Records shall be open to inspection and examination by the Company at all reasonable times.

     After the Closing Date, the Acquiror, Merger Sub and the Company shall make available to each other, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

    Section 10.08 Cooperation and Assignments; Further Assurances. The parties hereto will use their reasonable efforts, and will cooperate with one another to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof; provided, however, that the failure to obtain any consents required under any agreement, contract, lease, license or other instrument assigned and assumed hereunder shall not constitute a breach or nonfulfillment of the foregoing covenant or a condition of Closing. At any time or from time to time after the Closing Date, each party agrees that it shall, at the request of any other party hereto and at the expense of such requesting party, execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate the transactions contemplated by this Agreement.

    Section 10.09 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         To Acquiror, Acquiror II and Merger Sub at:

         VSP Holdings, Inc.
         1850 Gateway Drive, Suite 500
         San Mateo, CA
         Telecopier: 415-345-0486
         Attention:  President

         With a copy to:

         Andrew E. Bogen, Esq.
         Gibson, Dunn & Crutcher LLP
         333 South Grand Avenue
         Los Angeles, CA 90071
         Telecopier: 213-234-7520

         Mats Wahlstrom
         Gambro Healthcare
         1185 Oak Street
         Lakewood, CO 80215-4498
         Telecopier: 303-231-4950

         To the Parent or Company at:

         Vivra Incorporated
         1850 Gateway Drive, Suite 500
         San Mateo, CA
         Telecopier: 415-345-0486
         Attention:  General Counsel

         With copies to:

         John W. Larson, Esq.
         Brobeck, Phleger & Harrison LLP
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, CA 94304
         Telecopier:  415-496-2777

    Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

    Section 10.10 Governing Law. The terms of this Agreement shall be governed by the laws of the State of California, without regard to principles of conflicts or choice of law.

    Section 10.11 Duplicate Originals. This Agreement may be executed in as many duplicate originals as may be deemed necessary and convenient, each of which, when so executed, shall be deemed an original but all such duplicate originals shall constitute but one and the same instrument.

                     [remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         VSP HOLDINGS, INC.



                         By:    /s/ Justin Chang
                               ------------------------------------------
                         Name:  Justin Chang
                               ------------------------------------------
                         Title:
                               ------------------------------------------




                         VSP HOLDINGS II, INC.


                         By:    /s/ Justin Chang
                               ------------------------------------------
                         Name:   Justin Chang
                               ------------------------------------------
                         Title:
                               ------------------------------------------



                         VSP ACQUISITION, INC.


                         By:    /s/ Justin Chang
                               ------------------------------------------
                         Name:   Justin Chang
                               ------------------------------------------
                         Title:
                               ------------------------------------------




                         VIVRA SPECIALTY PARTNERS, INC.

                         By:    /s/ John Nehra
                               ------------------------------------------
                         Name:   John Nehra
                               ------------------------------------------
                         Title:
                               ------------------------------------------



                         VIVRA INCORPORATED

                         By:    /s/ Kent J. Thirg
                               ------------------------------------------
                         Name:  Kent J. Thirg
                               ------------------------------------------
                         Title:
                               ------------------------------------------